Exhibit 23.4

Tranbarger fhk, pllc
CERTIFIED PUBLIC ACCOUNTANTS

9501 Console Drive, Suite 200, San Antonio, TX 78229	(210) 614-2284

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Laredo Petroleum, Inc. of our report dated May 24, 2021, relating to the financial statements of Shad Permian, LLC as of December 31, 2020 and 2019 and for the years then ended, which appears in the Current Report on Form 8-K of Laredo Petroleum, Inc. filed on June 2, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Tranbarger FHK, PLLC

San Antonio, Texas

March 21, 2022